                                                                    Exhibit 99.1


                                 PRESS RELEASE

AT THE COMPANY                       AT THE FINANCIAL RELATIONS BOARD
Edward C. Callahan, Jr.              Joe Calabrese    Alicia Nieva-Woodgate   Julia Creed
President and CEO                    (general)        (media)                 (analyst)
(610) 277-8300                       212-661-8030     212-661-8030            312-640-6724




FOR IMMEDIATE RELEASE
April 3, 1998


                             NEOWARE SYSTEMS, INC.
                COMMENTS THAT SECURITIES LAW SUIT WITHOUT MERIT

     King of Prussia, Pennsylvania--Neoware Systems, Inc. (Nasdaq: NWRE) reported today that a complaint was filed in the United States District Court for the Southern District of New York on March 11, 1998. The Complaint asserts claims against the Company, its Chairman and its former CFO, who are named as defendants in the suit, under the federal securities laws and for common law fraud, arising from alleged misrepresentations by the Company and the two individuals. The suit was filed as a class action on behalf of purchasers of the Company's common stock during the period from June 15, 1996 through August 15, 1997.

     The Company's President and CEO, Edward C. Callahan, Jr. stated "We believe that the allegations in the complaint are completely without merit and we intend to defend this action vigorously."

About Neoware Systems Inc.
--------------------------

     Neoware's products are thin-client computers designed to allow access to Windows applications running on multi-user Windows NT servers. They are designed as alternatives to dumb terminals or personal computers, offering much lower up-front and administrative costs. Unlike Java Network Computers, which require companies to migrate to Java applications or use Java emulators to access existing environments, Neoware's products are designed primarily to run Windows applications via a server such as Microsoft Windows Terminal Server or Citrix WinFrame.

     More information about Neoware can be found on the Web http://www.neoware.com., or via email at info@neoware.com. Neoware Systems, Inc. is located at 400 Feheley Drive, King of Prussia, PA 19406. Telephone: 610-277-8300; fax: 610-275-5739.

                                     # # #

NeoStation and netOS are trademarks of Neoware Systems, Inc. Windows is a registered trademark of Microsoft Corporation, ICA is a registered trademark of Citrix Systems, Inc. All other brand names mentioned are trademarks or registered trademarks of their respective holders.

The statements in this press release relating to matters that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to, customer acceptance of Neoware's line of thin client computers, pricing pressures, the growth of the thin client computer market, rapid technological changes in the industry and increased competition. These risks and uncertainties are described in reports and other documents filed by Neoware with the Securities And Exchange Commission.